UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 17, 2008

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to License Agreement

On October 17, 2008, JPI Commercial, LLC (the “Company”), a wholly-owned subsidiary of Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”), entered into an Amendment No. 2 (the “Solvay Amendment”) to its License Agreement dated as of January 31, 2007 (the “License Agreement”) with Solvay Pharmaceuticals, Inc. (“Solvay”). The License Agreement was previously assigned to the Company by Jazz Pharmaceuticals. Under the Solvay Amendment, the times at which the Company is to make certain milestone payments to Solvay in connection with the commercial launch of once daily LUVOX CR® (fluvoxamine maleate capsules) (the “Product”) have been delayed. Under the License Agreement, a $10.5 million milestone payment in connection with the commercial launch of the Product was due on the later of (a) September 30, 2008 or (b) the last day of the first calendar quarter following the calendar quarter in which the first commercial sale of the Product occurred; and $10.5 million milestone payment in connection with the commercial launch of the Product was due on the later of (a) December 31, 2008 or (b) the last day of the second calendar quarter following the calendar quarter in which the first commercial sale of the Product occurred. Under the Solvay Amendment, $3.5 million will be due on October 20, 2008; $3.5 million will be due on November 15, 2008; $3.5 million will be due on December 15, 2008; and $1,166,667 will be due on the 15th day of each month starting on January 15, 2009 and ending on September 15, 2009 (such payments, the “Revised Launch Payments”). In addition, if the Company fails to make any of the Revised Launch Payments within 15 days of when those payments are due, Solvay may terminate the License Agreement immediately. The foregoing description of the material terms of the Solvay Amendment does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Solvay Amendment that will be filed as an exhibit to Jazz Pharmaceuticals’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Carol A. Gamble
Carol A. Gamble
Senior Vice President, General Counsel and Corporate Secretary

Date: October 22, 2008